AMENDMENT NO. 6 TO AMENDED AND RESTATED
               REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT
               --------------------------------------------------


         This AMENDMENT NO. 6 TO AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (the "Agreement"), dated as of April 7, 2003, is by and among KOALA CORPORATION, a Colorado corporation, as borrower and debtor ("Borrower"), KEYBANK NATIONAL ASSOCIATION ("KeyBank"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as a Lender and in its capacity as agent acting in the manner described in the Credit Agreement ("U.S. Bank" or "Agent").

                                    RECITALS
                                    --------

         A. Borrower, U.S. Bank and KeyBank are parties to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated September 26, 2001, as amended (the "Credit Agreement").

         B. Borrower and the Lenders have agreed to enter into this Agreement to amend the Credit Agreement.

         C. The Lenders are willing to amend the Credit Agreement, and to waive certain covenant defaults as set forth herein, based on the covenants, terms and conditions set forth herein.

                                    AGREEMENT
                                    ---------

1.                Definitions.
                  -----------

                  (a) Any capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Credit Agreement.

                  (b) The definition of "CONSOLIDATED LEVERAGE RATIO" in the Credit Agreement is hereby deleted and replaced with the following definition:

                  "CONSOLIDATED LEVERAGE RATIO" means, as of the date of computation thereof, the ratio of (i) Debt to (ii) Consolidated EBITDA determined as follows: (a) for the quarter ended June 30, 2003, Consolidated EBITDA shall be calculated at the end of such quarter and annualized by multiplying such calculation by four, (b) for the quarter ending September 30, 2003, Consolidated EBITDA shall be calculated at the end of such quarter, added to Consolidated EBITDA for the previous quarter and annualized by multiplying the resulting sum by two, (c) for the quarter ending December 31, 2003, Consolidated EBITDA shall be calculated at the end of such quarter, added to Consolidated EBITDA for the previous two quarters and annualized by multiplying the resulting sum by 1.33333, (d) for all quarters ending after December 31, 2003, Consolidated EBITDA shall be determined on a trailing four-quarter basis.


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               (c) The definition of "INTEREST COVERAGE" in the Credit Agreement is hereby deleted and replaced with the following definition:

                  "INTEREST COVERAGE" means (a) Consolidated EBITDA divided by
                  (b) the Consolidated Interest Expense for Borrower determined as follows: (i) for the quarter ended June 30, 2003, Consolidated Interest Expense and Consolidated EBITDA shall be calculated at the end of such quarter and annualized by multiplying such items for the quarter by four, (ii) for the quarter ending September 30, 2003, Consolidated Interest Expense and Consolidated EBITDA shall be calculated at the end of such quarter, added to the total Consolidated Interest Expense and Consolidated EBITDA (as appropriate) for the previous quarter and annualized by multiplying such sums by two, (c) for the quarter ending December 31, 2003, Consolidated Interest Expense and Consolidated EBITDA shall be calculated at the end of such quarter, added to the total Consolidated Interest Expense and Consolidated EBITDA (as appropriate) for the previous two quarters and annualized by multiplying such sums by 1.33333, (d) for all quarters ending after December 31, 2003, Consolidated Interest Expense and Consolidated EBITDA shall be determined on a trailing four-quarter basis.

               (d) The definition of "Total Revolving Credit Commitment" in the Credit Agreement is hereby deleted and replaced with the following definition:

                  "TOTAL REVOLVING CREDIT COMMITMENT" means a principal amount equal to $6,500,000."

               (e) The definition of "Revolving Credit Maturity Date" in the Credit Agreement is hereby deleted and replaced with the following definition:

                  "REVOLVING CREDIT MATURITY DATE" means March 15, 2004.

        2. Deferral of Term Loan Repayment. Subject to Borrower taking all other action required under this Agreement and the Credit Agreement, the quarterly principal payments on Term Loan A and Term Loan B required by Borrower in calendar year 2003, pursuant to Section 2.2(c) of the Credit Agreement, are hereby deferred, and principal payments pursuant to Section 2.2(c) of the Credit Agreement shall be paid on the following schedule:

         March 15, 2004                 $ 500,000
         March 31, 2004                 $1,000,000
         June 30, 2004                  $1,000,000
         September 26, 2004             All remaining principal outstanding


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Nothing in this deferral relieves Borrower from any other obligation it has under the Credit Agreement, including, but not limited to, the payment of interest on the total outstanding principal amounts of Term Loan A and Term Loan B.

        3. Amendment of $10,000,000 Prepayment of Term Loans. Borrower and Lenders hereby agree that the covenant set forth in Section 4 of Amendment No. 4 to Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of August 13, 2002, relating to Borrower raising $10,000,000 in additional financing by July 15, 2003, is hereby waived.

        4. Borrowing Base Certificates. Effective April 15, 2003, Borrower hereby agrees to deliver to Lender Borrowing Base Certificates on Tuesday of each week, which Borrowing Base Certificates shall be prepared based upon the most recent financial information available to Borrower. Borrower shall take all actions necessary to allow for the most up-to-date information to be available on a weekly basis with respect to its Eligible Accounts Receivable and Inventory.

        5. Waiver of Covenants. In consideration of the terms and conditions of this Agreement, the Lenders hereby waive Borrower's compliance with the Maximum Consolidated Leverage Ratio, Minimum Fixed Charge Coverage and Minimum Interest Coverage financial covenants set forth in Section 9.12 of the Credit Agreement for the periods ending December 31, 2002, and March 31, 2003.

        6.       Amendment of Financial Covenants.

                (a) Paragraph 9.12(a) of the Credit Agreement is hereby deleted and replaced with the following:

         Maximum Consolidated Leverage Ratio. The Consolidated Leverage Ratio shall not exceed the following:
                                                            Consolidated
         Period                                             Leverage Ratio
         ------                                             --------------
         Quarter ending 6/30/2003                             28.00 : 1
         Quarter ending 9/30/2003                             13.60 : 1
         Quarter ending 12/31/2003 and thereafter             15.20 : 1


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                (b) Paragraph 9.12(b) of the Credit Agreement is hereby deleted and replaced with the following:

         Minimum Quarterly Consolidated EBITDA. Borrower's Consolidated EBITDA calculated for each quarter of Borrower's Fiscal Year shall at no time be less than the following:

         Period                                            Consolidated EBITDA
         ------                                            -------------------
         Quarter ending 6/30/2003                          $260,000
         Quarter ending 9/30/2003                          $815,000
         Quarter ending 12/31/2003 and thereafter          $435,000

               (c) Paragraph 9.12(c) of the Credit Agreement is hereby deleted and replaced with the following:

         Minimum Interest Coverage. Borrower's Interest Coverage shall at no time be less than the following:

         Period                                               Interest Coverage
         ------                                               -----------------
         Quarter ending 6/30/2003                             0.49:  1
         Quarter ending 9/30/2003                             1.03 : 1
         Quarter ending 12/31/2003 and thereafter             0.96 : 1

               (d) Paragraph 9.12(d) of the Credit Agreement is hereby deleted and replaced with the following:

         Maximum Unfinanced Capital Expenditures. Subject to compliance with all other provisions of the Credit Agreement, Borrower's unfinanced capital expenditures for Fiscal Year 2003 shall be limited to $1,750,000; provided, however, that Borrower must project sufficient cash on hand for full payment of all interest owed to Lenders for the succeeding quarter prior to making any of such capital expenditures. Borrower shall make no capital expenditures in excess of $250,000 in the aggregate after December 31, 2003, without the prior written consent of the Lenders.

         7. Waiver and Restructure Fee. Borrower shall pay to Agent for the benefit of the Lenders a waiver and restructuring fee as follows: a payment shall be made on March 15, 2004, in an amount equal to one percent (1.00%) of the sum of the Total Revolving Credit Commitment, the outstanding principal balance of Term Loan A and the outstanding principal balance of Term Loan B as of the date of this Agreement. This waiver and restructure fee shall be a "fee" covered by Section 4.2(f) of the Credit Agreement.

         8. Waiver of Claims. Borrower hereby agrees that this Agreement is a reasonable agreement between the parties in connection with the current facts and circumstances related to Borrower's business and is in keeping with the tenor of the Credit Agreement, and Borrower hereby completely and generally waives, releases, remises, acquits and forever discharges the Lenders and their respective affiliates, present and past officers, directors, agents, attorneys, predecessors, successors, insurers, parent, subsidiary and sibling corporations and entities, and assigns (collectively, hereafter the "Bank Releasees") of and from any and all past and present claims, damages or causes of action arising or relating in any way to the actions of the Bank Releasees relating to the Credit Agreement, this Agreement, the Transaction Documents or any other agreement between the parties, which Borrower ever had or now has against the Bank Releasees, or any of them.

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         9.       Miscellaneous.

               (a) Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Transaction Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent (including the cost of internal counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Transaction Documents. Borrower further agrees to pay on demand all costs and expenses of the Agent and the other Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement or the Transaction Documents.

               (b) The Lenders and Borrower, as used herein, shall include the successors or assigns of those parties, except that Borrower shall not have the right to assign its rights hereunder or any interest herein.

               (c) No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except by a written agreement signed by Borrower and the Required Lenders.

               (d) This Agreement may be executed in any number of counterparts, and by the Lenders and Borrower on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same Agreement.

               (e) Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

               (f) The terms of this Agreement and the other Transaction Documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

               (g) This Agreement, the Credit Agreement, and the other Transaction Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings, and agreements between such parties with respect to such transactions, including, without limitation, those expressed in any commitment letter delivered by the Lenders to Borrower.

               (h) This Agreement, and the transactions evidenced hereby, shall be governed by, and construed under, the internal laws of the State of Colorado, without regard to principles of conflicts of law, as the same may from time to time be in effect, including, without limitation, the Uniform Commercial Code as in effect in the state.

               (i) Borrower and the Lenders agree that any action or proceeding to enforce, or arising out of, the Transaction Documents may be commenced in any state or federal court of competent jurisdiction in the State of Colorado, and Borrower and Lenders waive personal service of process and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served by registered or certified mail to Borrower or the Lenders, as appropriate, or as otherwise provided by the laws of the State or the United States.

               (j) Borrower and the Lenders hereby knowingly, voluntarily, and intentionally waive any right to trial by jury borrower or lenders may have in any action or proceeding, in law or in equity, in connection with the Transaction Documents or the transactions related thereto. Borrower represents and warrants that no representative or agent of the Lenders has represented,

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expressly or otherwise, that the Lenders will not, in the event of litigation, seek to enforce this right to jury trial waiver. Borrower acknowledges that the Lenders have been induced to enter into this Agreement by, among other things, the provisions of this paragraph.

               (k) Oral agreements or commitments to loan money, extend credit . or to forbear from enforcing repayment of a debt, including promises to extend or renew suchdebt, are not enforceable. To protect you (Borrower) and us (Lenders) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this Agreement and the Transaction Documents, which are the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.


                                     * * * *

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                BORROWER:

                                KOALA CORPORATION


                                By:
                                   -----------------------------------
                                Name:    Jim Zazenski
                                Title:   Chief Operating Officer
                                Address:
                                7881 South Wheeling Court, Englewood CO 80112
                                Attn: Jim Zazenski, Chief Operating Officer
                                Phone: (303) 539-8300
                                Facsimile: (303) 539-8399

                                LENDERS:

                                U.S. BANK NATIONAL ASSOCIATION


                                By:
                                   -----------------------------------
                                Name: Daniel J. Falstad
                                Title:   Vice President
                                Address:
                                U.S. Bancorp Center BC-MN-H22A
                                800 Nicollet Mall, 22nd Floor
                                Minneapolis, MN 55402
                                Attention: Daniel J. Falstad, Vice President
                                Phone: (612) 303-4528
                                Facsimile: (612) 303-4662

                                KEYBANK NATIONAL ASSOCIATION


                                By:
                                   -----------------------------------
                                Name: Lance E. Schaffer
                                Title:   Vice President
                                Address:
                                1675 Broadway, Suite 500
                                Denver, CO 80202
                                Attn: Lance E. Schaffer
                                Phone:   (720) 904-4542
                                Fax:     (720) 904-4515